Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Fourth-Quarter and Full-Year 2011 Financial Results

HERCULES, CA - February 23, 2012 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2011.

Fourth-quarter reported revenues were $550.2 million, up 3.1% compared to $533.7 million reported for the fourth quarter of 2010. On a currency-neutral basis, quarterly revenues increased 2.4% compared to the same period in 2010. Fourth-quarter gross margin increased to 56.5% compared to 56.2% during the same quarter in 2010.

Net income attributable to Bio-Rad for the fourth quarter of 2011 was $59.2 million, or $2.08 per share on a fully diluted basis compared to $2.41 per share, during the same period in 2010. These results include a net $7.0 million in operating costs including approximately $2.5 million of amortization expense resulting from Bio-Rad's acquisition of QuantaLife, Inc., in October 2011. Fourth-quarter results in 2010 reflected a tax provision benefit of $10.7 million that was the result of repatriation of foreign earnings and the favorable impact of the extension of the U.S. Research and Experimentation tax credit. Without these two items, the fourth-quarter effective tax rate in 2010 would have been approximately 25% compared to the 20% tax rate in the fourth quarter of 2011 and the annual 2011 tax rate of 24%.

For the full year, sales grew by 7.6% to $2,073.5 million compared to $1,927.1 million in 2010. After normalizing for the impact of currency effects, full year revenues increased 3.1%. Full-year net income attributable to Bio-Rad was $178.2 million, or $6.26 per share on a fully diluted basis, compared to $185.5 million, or $6.59 per share in 2010. Full-year results in 2010 benefitted from a one-time favorable tax event mentioned above. Full-year gross margin increased to 56.8% compared to 56.6% reported in 2010.

“As we had anticipated, performance in the fourth quarter and throughout the year was impacted by an uncertain global economy that affected many of our markets in the U.S. and abroad,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “In spite of these challenges, we continued to make progress in 2011,

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2011 Financial Results

achieving a milestone for Bio-Rad of crossing the $2 billion mark. While the global economic outlook suggests similar macroeconomic headwinds for 2012, we will continue to monitor these pressures on our global operation and look for opportunities to grow our business.”

Life Science
The Life Science segment net sales for the fourth quarter were $198.9 million, up 3.1% compared to the same period in 2010. On a currency-neutral basis, Life Science segment sales increased by 2.3%. Full-year reported revenues for the Life Science segment were $694.7 million, up 7.2% over the same period in 2010, or an increase of 3.4% on a currency-neutral basis. Results of the fourth quarter reflect good momentum across all product lines, in particular, recently introduced imaging products including the ChemiDoc™ MP imaging system and Gel Doc™ EZ system as well as the Trans-Blot® Turbo™ transfer system, a rapid western blotting instrument that allows researchers to efficiently transfer proteins from gel to blot in three minutes. In October, Bio-Rad acquired QuantaLife, Inc., a company that developed an innovative digital PCR (Polymerase Chain Reaction) system providing quantification of target molecules with unprecedented precision and sensitivity.

Clinical Diagnostics
The Clinical Diagnostics segment reported net sales of $347.3 million for the fourth quarter, up 3.2% compared to the same period in 2010. On a currency-neutral basis, net sales were up 2.5%. Full-year reported revenues for the Clinical Diagnostics segment were $1,363.8 million, an increase of 7.8% over 2010. On a currency-neutral basis, full-year sales increased 2.9% compared to 2010 results. Overall performance in the Clinical Diagnostics segment in the fourth quarter reflects global economic challenges impacting healthcare markets worldwide. These headwinds were partially offset by growth of the Company's quality controls, blood typing, and diabetes monitoring products, as well as sales of the BioPlex® 2200 system.

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2011 Financial Results

2011 Full-Year Highlights

•	Full-year Company sales grew by 7.6% to $2,073.5 million.

•	Year-over-year net income was $178.2 million, or $6.26 per share on a fully diluted basis, compared to $185.5 million, or $6.59 per share in 2010.

•	In March, Bio-Rad launched the Trans-Blot® Turbo™ transfer system, a rapid western blotting instrument that allows researchers to efficiently transfer proteins from gel to blot in three minutes.

•
During the second quarter, Bio-Rad announced the European and Canadian launch of its BioPlex® 2200 Antiphospholipid Syndrome IgG, IgM, and IgA kits for use on its BioPlex 2200 system. Antiphospholipid Syndrome is an autoimmune disease in which the body's immune system mistakenly produces antibodies to certain blood proteins causing thrombosis (clotting) within arteries, veins, and small blood vessels.

•
In July, the Company announced that it had received FDA Premarket Application approval from the FDA for its fourth-generation HIV assay, the GS HIV Combo Ag/Ab EIA (enzyme immunoassay), which detects both HIV antigens and HIV antibodies, offering earlier detection of HIV infections.

•
In July, Bio-Rad introduced several PCR thermal cyclers including the CFX96 Touch™ and CFX384 Touch™ real-time PCR detection systems, which feature touch screens for run setup and display of real-time PCR data.

•
Also in July, the C1000 Touch™ thermal cycler was introduced, offering high thermal performance with a touch screen for large high-throughput labs as well as the T100™ thermal cycler, a compact PCR instrument designed for smaller labs.

•	In September, Bio-Rad launched ChemiDoc MP Imaging System for more accurate western blot quantification.

•	In October, Bio-Rad acquired QuantaLife, Inc., a company that developed an innovative digital PCR (Polymerase Chain Reaction) system.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 23, 2012. Interested parties may access the call by dialing 866-831-6270 (in the U.S.) or 617-213-8858 (international), access number 20400404.

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2011 Financial Results

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 37059477, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 100,000 research and industry customers worldwide through its global network of operations. The Company employs over 7,100 people globally and had revenues exceeding $2 billion in 2011. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:
Christine Tsingos, Vice President and Chief Financial Officer, or
Ron Hutton, Treasurer
Bio-Rad Laboratories, Inc.
510-724-7000
investor_relations@bio-rad.com

(more)

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$550,238	$533,720	$2,073,529	$1,927,118
Cost of goods sold	239,272	233,997	895,640	835,630
Gross profit	310,966	299,723	1,177,889	1,091,488
Selling, general and administrative expense	174,924	176,672	696,294	635,213
Research and development expense	50,112	45,267	186,439	172,266
Income from operations	85,930	77,784	295,156	284,009
Interest expense	11,987	20,548	53,135	63,717
Foreign exchange losses, net	1,710	338	13,842	3,884
Other (income) expense, net	(1,676)	(303)	(7,583)	(3,875)
Income before income taxes	73,909	57,201	235,762	220,283
(Provision) benefit for income taxes	(14,708)	10,736	(57,739)	(33,348)
Net income including noncontrolling interests	59,201	67,937	178,023	186,935
Net loss (income) attributable to noncontrolling interests	38	(29)	200	(1,445)
Net income attributable to Bio-Rad	$59,239	$67,908	$178,223	$185,490

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$2.11	$2.44	$6.36	$6.70
Weighted average common shares - basic	28,131	27,808	28,031	27,665

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$2.08	$2.41	$6.26	$6.59
Weighted average common shares - diluted	28,462	28,233	28,468	28,151

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2011	December 31, 2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$574,231	$906,551
Restricted cash	—	6,422
Short-term investments	238,884	118,636
Accounts receivable, net	398,674	387,996
Inventories, net	433,510	398,100
Other current assets	152,856	157,641
Total current assets	1,798,155	1,975,346

Property, plant and equipment, net	349,501	333,617
Goodwill, net	468,933	363,981
Purchased intangibles, net	259,497	203,881
Other assets	220,717	185,939
Total assets	$3,096,803	$3,062,764

Current liabilities:
Accounts payable	$129,124	$113,440
Accrued payroll and employee benefits	112,564	131,381
Notes payable and current maturities of long-term debt	814	233,181
Income and other taxes payable	52,285	50,935
Other current liabilities	164,328	137,690
Total current liabilities	459,115	666,627

Long-term debt, net of current maturities	731,698	731,100
Other long-term liabilities	161,608	124,518
Total liabilities	1,352,421	1,522,245

Bio-Rad stockholders’ equity	1,743,937	1,536,696
Noncontrolling interests	445	3,823
Total stockholders’ equity	1,744,382	1,540,519
Total liabilities and stockholders’ equity	$3,096,803	$3,062,764

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Cash received from customers	$2,018,755	$1,877,483
Cash paid to suppliers and employees	(1,656,467)	(1,536,935)
Interest paid	(56,859)	(59,834)
Income tax payments	(52,131)	(55,502)
Other operating activities	6,518	697
Net cash provided by operating activities	259,816	225,909
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(158,538)	(89,307)
Other investing activities	(224,875)	(127,205)
Net cash used in investing activities	(383,413)	(216,512)
Cash flows from financing activities:
Long-term borrowings	—	424,633
Payments on long-term borrowings	(226,835)	(206,706)
Other financing activities	13,275	10,818
Net cash (used in) provided by financing activities	(213,560)	228,745
Effect of foreign exchange rate changes on cash	4,837	18,471
Net (decrease) increase in cash and cash equivalents	(332,320)	256,613
Cash and cash equivalents at beginning of year	906,551	649,938
Cash and cash equivalents at end of year	$574,231	$906,551
Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$178,023	$186,935
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	120,956	108,911
Changes in working capital	(54,570)	(72,350)
Other	15,407	2,413
Net cash provided by operating activities	$259,816	$225,909

7